Exhibit 10.1

SARA LEE CORPORATION

LONG-TERM RESTRICTED STOCK UNIT GRANT

FISCAL YEARS 2010-2012

PROGRAM DESCRIPTION

Highlights

This booklet explains the plan provisions of the Sara Lee Corporation Long-Term Restricted Stock Unit (LTRSU) grant covering fiscal years 2010 through 2012 (“Service Period”) with the restricted stock units (“RSUs”) vesting 100% on August 31, 2012 (the “Vesting Date”). The following pages provide detailed information relating to the grant of RSUs that you have received under the Plan.

The key features of this Plan are summarized below. In some countries other than the United States, variations in Plan design and rules may occur in order to comply with local laws and tax provisions.

Purpose

The LTRSU program is a significant component of Sara Lee’s executive compensation program. It enhances the competitiveness of Sara Lee’s total executive compensation package and facilitates the attraction and retention of highly qualified executives.

Restricted Stock Units

LTRSU awards are authorized under the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan (“Stock Plan”). LTRSU awards are initially granted as RSUs at the beginning of the Service Period. On the Vesting Date, all of the RSUs that are earned will be converted to shares of Sara Lee common stock. Dividend equivalents that are payable on RSUs during the vesting periods are accrued on your behalf.

The release of RSUs on the Vesting Date is contingent upon your continued active employment by the Corporation until the Vesting Date, which is August 31, 2012.

SLC may substitute or offer alternative forms of incentive compensation in the event it either determines that tax or legal regulations in some countries require alternative forms of incentive compensation or as a voluntary alternative to RSUs.

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Individual RSU awards are approved on August 27, 2009 and on the January 2010 meeting of the Compensation and Employee Benefits Committee. Based upon your continued active service through the Vesting Date the RSUs are converted to actual shares of Sara Lee stock, on a one-for-one basis, and issued in your name.

•	You do not have voting rights on RSUs until the RSUs are converted to actual shares.

Dividend Equivalents

During the Service Period, dividend equivalents that are payable on the RSUs will be accrued on your behalf. These dividend equivalents are paid to you in cash after the RSUs have vested. At the Corporation’s discretion, the dividend equivalents may be applied toward your tax withholding obligations.

Award Grant Notice

You will receive a Restricted Stock Unit Grant Notice and Agreement (“Grant Notice”) specifying the number of RSUs that have been granted and certain terms and conditions applicable to the grant. You should retain a copy of your Grant Notice along with other important legal documents. The Grant Notice will be distributed electronically through your E*Trade account. You must log into your E*Trade account and accept your grant(s) on-line. Instructions will be provided at the appropriate time. Sara Lee may from time to time modify the grant acceptance process and will notify you of any changes.

Tax Consequences

United States

Under current United States tax law, a Participant receives no taxable income from the RSUs when initially granted, or from accrued dividend equivalents. The Vesting Date is the date when the taxable event occurs, except to the extent a Participant paid in the U.S. and subject to U.S. taxation has elected to defer eligible distributions of the shares until a later date (“Deferred Vesting Date”). The market value of SLC common stock on the Vesting Date or the Deferred Vesting Date, as the case may be, will determine the amount of taxable income. When the number of shares actually earned has been determined, the market value of the shares on the Vesting Date or the Deferred Vesting Date, as well as the proportionate dividend equivalents are considered taxable income to the Participant. This amount is then subject to any applicable federal, state and local withholding. Amounts necessary to settle the tax-withholding obligation will be withheld from the accrued dividend equivalents and/or shares otherwise to be distributed to the Participant unless the Company determines otherwise.

If during the first two years following the Grant Date a Participant becomes retirement-eligible, as defined in the Administrative Guidelines Section, Sara Lee is required to withhold FICA taxes on all outstanding RSUs. The measurement date to determine retirement-eligible status and the value of the outstanding RSUs will be the first business day of each month, beginning in September each year. For those Participants who are identified as retirement-eligible at the measurement date, the FICA tax will be collected through payroll withholding during the payroll cycle(s) following the measurement date (e.g. September through December based upon the amount to be withheld). Once the FICA tax has been paid, no additional FICA tax will be required on the date of vest.

Countries other than the United States

Tax laws vary significantly from country to country, so professional advice should be obtained from appropriate counsel concerning the tax consequences of this grant. In most cases, Participants incur no taxable income from RSUs when initially awarded, or on the accrued dividend equivalents, until the Vesting Date. When the shares are earned, both the market value of the shares on the Vesting Date as well as the dividends distributed are typically considered income. For Participants residing outside the U.S. and not subject to U.S. tax laws, tax withholding for certain countries may be required and will be taken by Sara Lee Corporation in the U.S. Each Participant is responsible for compliance with the relevant legal and tax regulations in his or her tax jurisdiction.

Impact on Other Benefits

Any shares or dividend equivalents ultimately earned under this LTRSU grant are not considered compensation for purposes of any retirement plan, severance arrangement or other benefit plans in which a Participant currently participates or may become eligible to participate in at a later date.

Stock Ownership Compliance

These RSUs will count towards the Corporation’s stock ownership guidelines during the Service Period. See Appendix II for the specific ownership guidelines by salary grade.

Non-Competetion/Non-Solicitation/Confidentialty Agreement

In order to receive your RSU grant, you are required to sign a Non-Competition/Non-Solicitation/Confidentiality Agreement as a condition of your continuing employment. Signing the agreement is a condition of your receipt of the RSU grant. Please read the Non-Competition/Non-Solicitation/Confidentiality Agreement in its entirety.

Forfeiture

Notwithstanding anything contained in this document to the contrary, if you engage in any activity contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policies or breaching any non-competition, non-solicitation, or confidentiality agreement with the Company (or refusing to sign any such agreement if it is required as a condition to your employment or continued employment with the Company), (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board of Directors of the Company which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (i) this RSU award, to the extent it remains restricted, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) if the misconduct occurred within 6 months following the Vesting Date, you shall pay to the Company in cash any financial gain you realized from the vesting of the RSU, and (iii) if the misconduct occurred after the RSU has been deferred in the Deferred Compensation Plan and prior to the deferred payment date, you shall forfeit the deferred RSU and this RSU award shall terminate automatically on the date on which you first engaged in such wrongful conduct. For purposes of this section, financial gain shall equal, the fair market value of the Common Stock on the Vesting Date, multiplied by the number of RSUs pursuant to the vesting (without reduction for any shares of Common Stock surrendered or attested to for tax withholding purposes) reduced by any taxes paid in countries other than the United States (which taxes are not otherwise eligible for refund from the taxing authorities). By accepting this RSU award, you consent to and authorize the Sara Lee Companies to deduct from any amounts payable by the Sara Lee Companies to you, any amounts you owe to the Company under this section. This right of set-off is in addition to any other remedies the Company may have against you for the wrongful conduct.

Administrative Guidelines

The following guidelines apply to the FY10-12 LTRSU grant. Additional Administrative Guidelines may be adopted, as needed, during the Service Period for the efficient administration of the Plan.

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The Compensation and Employee Benefit Committee (“Committee”) is responsible for administering the Plan and has full power and authority to interpret the Plan and to adopt rules, regulations and guidelines for administering the Plan, as it deems necessary.

•	The Committee functions as the Plan Administrator and its decisions are binding on all Participants.

•	The Committee reserves the right, in its absolute discretion, to make further adjustments in awards granted to any Participant prior to the release of those RSUs.

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The Committee may, as it deems appropriate, delegate some or all of its power to the Chief Executive Officer of Sara Lee Corporation. However, the Committee may not delegate its power concerning the grant, timing, pricing or amount of an award to any person who is a corporate officer or Key Executive.

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The Committee will approve the awards at the time they are granted for all Corporate Officers and Key Executives. The RSUs to be distributed along with the related dividend equivalents will be distributed as soon as practicable after the Vesting Date.

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Awards may be made to new Participants during the first year of the Service Period. The number of RSUs awarded may be adjusted to reflect that the executive is not a Participant for the entire Service Period.

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Awards may also be made to Participants who change positions during the first year of the Service Period, if such a change would have resulted in the Participant qualifying for an increased level of award.

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In the event of death or permanent and total disability (as defined under the appropriate disability benefit plan if applicable) the RSUs immediately vest and will be distributed to the estate or Participant as soon as practicable after that event date.

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In the case of a Participant attaining age 55 or older and having at least 10 years of service with the Corporation when a Participant’s employment terminates or attaining age 65, regardless of service, the RSUs will continue to vest under the normal vesting schedule (no pro-ration) and payout will occur at the normal payout time.

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A Participant who resigns or is terminated for cause during the Service Period generally forfeits the rights to all RSUs and any accrued dividend equivalents. Exceptions to this rule must be approved by the Chief Executive Officer of Sara Lee Corporation.

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A Participant who is involuntarily terminated and receives severance from the Company is eligible for a pro-rated distribution of shares and any accrued dividend equivalents. Active service as well as the severance period will be used to determine the pro-ration and payout will occur at the normal payout time.

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In the event of a sale, closing, spin-off or other disposition of the Participant’s business unit, resulting in the termination of the Participant’s employment with the Company, the Participant will be eligible for a full distribution of shares and any accrued dividend equivalents. The shares will be distributed as soon as practicable after the event.

•	Should a change in control occur (as defined in the Stock Plan), the Committee will decide what effect, if any, this should have on the awards which are outstanding under this Plan.

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If any statement in this Plan Description or any oral representation differs from the Stock Plan, the Stock Plan document prevails. The Stock Plan, the Grant Notice, and the Plan Description collectively comprise all terms and conditions applicable to the FY10-12 LTRSU grant.

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Any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution of any or all of the assets of the Company will be handled as provided for in the Stock Plan.

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Nothing in the LTRSU grant shall confer on a Participant any right to continue in the employ of SLC or in any way affect SLC’s right to terminate the Participant’s employment in accordance with applicable laws.

Appendix I

Definitions	FY10- 12 LTRSU

a)	Award Date means the date upon which the Committee approved the awards under this Plan. In this case the Award Date can mean August 27, 2009 or the January 2010 meeting of the Committee, unless an alternate date was required for tax and/or legal reasons in locations outside the United States.

b)	The Committee means the Compensation and Employee Benefits Committee of the Sara Lee Corporation Board of Directors.

c)	Company, Corporation or SLC means Sara Lee Corporation or any entity that is directly or indirectly controlled by Sara Lee Corporation, and its subsidiaries.

d)	Deferred Vesting Date means the Distribution Date specified under the Sara Lee Corporation Executive Deferred Compensation Plan, in the event the Participant elected to defer his or her LTRSU award.

e)	Dividend Equivalents has the same meaning as in the Stock Plan.

f)	E*Trade is Sara Lee Corporation’s executive equity outsourcing vendor.

g)	Grant Notice means the electronic document provided to each Participant evidencing the number of restricted stock units awarded, Vesting Dates and the basic terms and conditions of the award.

h)	Key Executive means an employee in salary grade 38 and above.

i)	Participant means an executive of the company who has been determined to be an eligible Participant and who has received a Grant Notice specifying the basic terms of participation in this Plan.

j)	Restricted Stock Units (“RSUs”) has the same meaning as “stock awards” as that term is used in the Stock Plan.

k)	Service Period is the three-year period of August 27, 2009 through and including August 31, 2012.

l)	Stock Plan means the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan or its successor plan or plans.

m)	Total Disability is defined in the Key Executive Long-Term Disability Plan of SLC.

n)	Vesting Date means August 31, 2012.

Appendix II

Sara Lee Corporation

Executive Stock Ownership Requirements

Executive Position	Number of Shares
SLC Chairman & CEO (Corporate Officer)	400,000
SLC Executive Vice President (Corporate Officer)	100,000
SLC Senior Vice President (Corporate Officer)	50,000
SLC Vice President (Corporate Officer)	15,000
Non-Officers (Salary grades 38 - 40)	15,000
Non-Officers (Salary grade 37)	14,000
Non-Officers (Salary grade 36)	12,000
Non-Officers (Salary grade 35)	11,000
Non-Officers (Salary grade 34)	10,000

STOCK HOLDINGS SATISFYING STOCK OWNERSHIP REQUIREMENTS

CONSIDERED SHARES OWNED	NOT CONSIDERED SHARES OWNED
Stock owned outright or in joint ownership	Stock options

Stock held in trusts over which the executive still retains control of the assets	Performance-based restricted stock units (PSUs) granted under any of the Sara Lee Corporation Long-Term Incentive programs

Stock held in brokerage accounts, mutual funds, IRA (retirement) accounts, or E*trade

Service-based Restricted Stock Units (RSUs) granted under any of the Sara Lee Corporation Long-Term Restricted Stock Unit (LTRSU) programs (both vested and non-vested shares count as shares owned)

Restricted shares paid under the Annual Incentive Plan; both vested and non-vested shares count as shares owned)

Shares held in the Sara Lee Corporation Employee Stock Purchase Plan

Shares held in any of the Sara Lee Corporation non-U.S. stock purchase plans or savings schemes

Shares held in the Sara Lee Corporation Investment Plan - (formerly known as the Dividend Reinvestment Plan (DRIP)

Common Stock Equivalents held in the Sara Lee Corporation Executive Deferred Compensation Plan

401(k) employee and employer contributions invested in the Sara Lee stock fund and all ESOP shares

Special retention grants